Exhibit 99.1

Contacts:
Stacy Kruse
Chief Financial Officer and Treasurer
Wilsons The Leather Experts Inc.
(763) 391-4000
For Immediate Release
Wilsons Leather Announces Receipt of “Going Concern” Opinion
and Notification From Nasdaq Relating to Minimum Shareholders’ Equity
MINNEAPOLIS — April 21, 2008 — Wilsons The Leather Experts Inc. (Nasdaq: WLSN) announced today that its Annual Report on Form 10-K, filed on April 14, 2008, included an explanatory paragraph from Wilsons’ independent registered public accounting firm that Wilsons’ recurring losses from operations and negative cash flows from operating activities raise substantial doubt about Wilsons’ ability to continue as a “going concern.” NASDAQ Marketplace Rules require Nasdaq listed companies to publicly announce the receipt of a “going concern” audit opinion.
Wilsons also announced today that it received a letter, dated April 15, 2008, from The Nasdaq Stock Market, notifying Wilsons that based on its Form 10-K for the period ended February 2, 2008, Nasdaq staff determined that Wilsons’ shareholders’ equity was $5.0 million. Accordingly, Wilsons does not comply with the minimum $10.0 million stockholders’ equity requirement for continued listing on The Nasdaq Global Market set forth in Marketplace Rule 4450(a)(3).
The Nasdaq staff is reviewing Wilsons’ eligibility for continued listing on The Nasdaq Global Market and has asked the Company to provide, on or before April 30, 2008, a specific plan to achieve and sustain compliance with all of the Nasdaq Global Market listing requirements, including a time frame for completion of the plan. The Company intends to respond formally to the Nasdaq request for a plan on or before the April 30, 2008 deadline.
About Wilsons Leather
Wilsons Leather is a specialty retailer of leather outerwear, accessories and apparel in the United States. As of April 18, 2008, Wilsons Leather operated 228 stores located in 39 states, including 100 mall stores, 114 outlet stores and 14 airport stores.
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7401 Boone Avenue North   Brooklyn Park, Minnesota 55428
763.391.4000.391.  763.391.4535 fax  wilsonsleather.com